UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3284 Northside Parkway NW Suite 150, Atlanta, GA	30327
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As of December 2, 2014, Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP") entered into a Purchase and Sale Contract (as amended, the "Purchase Agreement") with the owners of Northpointe Investors, LLC ("Northpointe Investors") and Villas Fairfield Partners, LLC ("Fairfield Partners", and collectively with Northpointe Investors, the "Entities") to acquire 100% of the equity interest of Northpointe Investors, the owner of a fee simple interest in a 280-unit multifamily community in Houston, Texas ("Northpointe") and Fairfield Partners, the owner of a fee simple interest in a 240-unit multifamily community in Houston, Texas ("Cypress", and collectively with Northpointe, the "Acquired Communities"), for an aggregate purchase price of approximately $76 million, exclusive of acquisition-related and financing-related transaction costs. The inspection period under the Purchase Agreement expired on January 9, 2015 and PAC-OP now expects to complete the acquisition of the Entities in February 2015 (the "Acquisition"). Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximate 99% interest in, PAC-OP. In connection with the Acquisition, Preferred Apartment Advisors, LLC, a Delaware limited liability company ("PAA"), an affiliate of the Company, will receive an acquisition fee equal to 1% of the aggregate purchase price of the Acquired Communities, or approximately $760,000.

At December 31, 2014, Northpointe was 78.6% occupied and had an average annual effective rental rate per unit of approximately $16,535. Other historical information for Northpointe is not available because Northpointe began business operations as a newly constructed property in October 2013.

At December 31, 2014, Cypress was 79.2% occupied and had an average annual effective rental rate per unit of approximately $17,268. Other historical information for Cypress is not available because Cypress began business operations as a newly constructed property in February 2014.

We currently plan to make approximately up to $1.0 million in aggregate capital improvements to the Acquired Communities within the first two years of ownership and intend to put in place a more definitive plan for capital improvements closer to the closing date for the Acquisition.

All the leased space is residential with leases ranging from an initial term of three months to one year. No individual tenant occupies 10% or more of any of the Acquired Communities.

Property taxes paid on Northpointe for 2014 were approximately $652,065. Northpointe was subject to a 2014 tax rate of approximately 3.06% of its assessed value of $21,334,880. Property taxes paid on Cypress for 2014 were approximately $491,691. Cypress was subject to a 2014 tax rate of approximately 3.42% of its assessed value of $14,372,932. The Company currently anticipates there will be increases to the property taxes for 2015 and future years due to increased assessments that may occur in connection the closing of the Acquisition.

We expect the initial basis in each of the Acquired Communities for federal income tax purposes will be equal to the purchase price allocated to each Acquired Community based on the third party appraisals to be performed prior to completing the Acquisition. We plan to depreciate each of the Acquired Communities for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.

Under a contract with PAA and the Acquired Communities, PAA's wholly owned subsidiary Preferred Residential Management, LLC will act as property manager for each of the Acquired Communities. Upon completing the Acquisition, we believe that each of the Acquired Communities will be adequately insured.

The material terms of the Purchase Agreement provide for: (i) an inspection period that expired on January 9, 2015; (ii) an earnest money deposit of $1.0 million due at signing of the Purchase Agreement, all of which was refundable for any reason during the inspection period; (iii) an additional earnest money deposit of $1.0 million due within two business day of the expiration of the inspection period; and (iv) a closing date to occur on or before February 15, 2015 unless the parties mutually agree otherwise. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements. Therefore, the Company can give no assurance that the transaction will be consummated.

The Company expects to fund the acquisition of the Acquired Communities with planned first mortgage financing for each Acquired Community and a combination of the following: (i) cash on hand; (ii) borrowings under the Company's senior secured credit facility with KeyBank National Association; and (iii) net proceeds from additional issuances of our securities under current, ongoing offerings. As with the the Company's most recent acquisitions, the Company does not anticipate the need for capital raised through a traditional secondary offering.

We are in discussions with Fannie Mae and Freddie Mac to provide first mortgage financing for the Acquisition. Freddie Mac is currently underwriting Cypress and we expect this financing (the "Cypress Loan") to be at 65% Loan to Value ("LTV") for seven years with an interest rate approximately 1.40% over the seven year United States Treasury security which we have index-locked at 2.05%. The Cypress Loan will be for approximately $22,246,000. We expect the Cypress Loan to amortize on a thirty year schedule for the stated term. We anticipate the Cypress Loan will be non-recourse to the Company and PAC-OP and for the only security to be the Acquired Community. Fannie Mae is currently underwriting Northpointe and we expect this financing (the "Northpointe Loan") to be at 65% LTV, will mature in seven years and will bear interest at a rate of 3.16% per annum. We have locked the rate for the Northpointe Loan using the Fannie Mae Early Rate Lock (ERL) program. The Northpointe Loan will be for approximately $27,826,000. We expect the Northpointe Loan will have two years of interest only payments followed by amortizing payments on a thirty year schedule for the balance of the term of the Northpointe Loan. We anticipate the Northpointe Loan will be non-recourse to the Company and PAC-OP and for the only security to be the Acquired Community.

Both Fannie Mae and Freddie Mac are reviewing our applications and information submittals to provide us with a final commitment for each of the loans. Once we have reviewed the final commitments to ensure that they meet our needs and that the terms and conditions are satisfactory, we will accept the commitments, finalize terms and move to closing. We do not anticipate material changes from the current terms quoted to us in the final commitments, however, nominal changes to loan amount or interest rate and other terms could occur. The terms and conditions we have described for the new loans are based on the terms and conditions quoted in the rate lock agreements provided to us by both agencies and remain our good faith estimate of the expected material terms and conditions of the new loans until we receive our final commitment letters. The rate lock for the Northpointe Loan is a lock for the interest rate on the loan itself. The rate lock for the Cypress Loan is a lock on the seven year United States Treasury security index and the spread over that index could adjust between application and final commitment. Movement in the spread would affect the cost of our financing. We have not purchased any hedges against interest rate fluctuations on the Cypress Loan and remain subject to those market changes until we lock in our rate for this loan

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the First Amendment to the Purchase Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 7.01    Regulation FD Disclosure

The Company issued a press release on January 12, 2015, a copy of which is furnished as Exhibit 99.1 hereto.

This information, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. This information, including the exhibits, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any of those filings.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1
Purchase and Sale Contract between Preferred Apartment Communities Operating Partnership, L.P., Northpointe Investors, LLC, Villas Fairfield Partners, LLC, Morrow Investors, Inc. and the parties listed on Exhibit A thereto dated as of December 2, 2014.

10.2
First Amendment to Purchase and Sale Contract between Preferred Apartment Communities Operating Partnership, L.P., Northpointe Investors, LLC, Villas Fairfield Partners, LLC, Morrow Investors, Inc. and the parties listed on Exhibit A thereto dated as of January 9, 2015.

99.1	Press Release dated January 12, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: January 12, 2015	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
General Counsel and Secretary